Exhibit 99.1

         Vermont Pure Holdings, Ltd. Announces Fiscal Year 2003 Results.

      RANDOLPH, Vt., Jan. 23 /PRNewswire-FirstCall/-- Vermont Pure Holdings, Ltd. (Amex: VPS) today announced financial results for the fiscal year ending October 31, 2003.

      Total sales of the period increased 6% to $76.2 million from $71.7 million the previous year.

      Net income decreased 47% to $1.4 million from $2.5 million in fiscal year 2002. Earnings per share were $.06 in fiscal year 2003 compared to $.12 per share in fiscal year 2002.

      Earnings before interest, taxes, depreciation, and amortization totaled $11.9 million. "In what has been an extremely challenging year, Vermont Pure continues to be a solid cash generator," stated Tim Fallon, Chairman and CEO. "In addition to using internally generated cash to fund operations, we used $3.3 million for capital expenditures, $2.2 million for acquisitions, and $3.5 million for debt service," continued Fallon.

      "Softness in the local economies in the Northeast continued to be the overriding influence affecting our traditional growth rate in the Home and Office portion of overall business," commented Peter Baker, President of Vermont Pure Holdings, Ltd. He continued, "Including acquisitions, sales for the Home and Office segment, which accounts for 65% of the Company's total revenue, increased 2% to $49.9 million. Importantly, with the acquisitions that we rolled in this year, we have increased our customer base to 83,000. We are actively working to build the Home and Office segment through targeted acquisitions. We still have $8.4 million available on our acquisition line for this purpose. This focus on building density in our existing geography will help generate top line as well as bottom line growth."

      Fallon added, "We continue to position the Company as a leading supplier of retailer branded bottled spring water as major food and drug chains increase their presence in the private label market."

      Total sales in our combined retail segments increased 16% during the year to $26.3 million from $22.7 million the previous year. Private label sales increased 26% and represent over 70% of the Company's retail sales. Sales of the Company's branded products Vermont Pure and Hidden Spring decreased 26% in fiscal year 2003 compared to fiscal year 2002.

      The Company will hold a conference call to discuss financial results for its fiscal year ending October 31, 2003 today at 11:00 AM (Eastern Time) and run approximately one hour. The conference can be attended by telephone by dialing 800-245-3043 in the U.S. and 785-832-0326 outside the U.S. The conference ID is VPHL. The call can be accessed live via the Internet at www.companyboardroom.com. The call also will be available for replay until midnight on January 25, 2004 by dialing 800-695-1564 in the U.S. and 402-530-9025 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, www.vermontpure.com on the investor relations page as well as the web address listed above.

      Vermont Pure Holdings, Ltd., located in Randolph Vermont, is a bottler and distributor of natural spring water under the Vermont Pure(R), Hidden Spring(R), and regional private label brands. It also markets purified with minerals added bottled water through the Crystal Rock(R) brand. The Company's primary businesses are the marketing of these brands throughout the New England, New York, and the Mid-Atlantic regions. The Company is currently executing a growth strategy through expansion of the home and office customer base, acquisitions, and consolidation of regional home and office bottled water and coffee distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                               (Unaudited)                  (Unaudited)
                           Twelve Months Ended:          Three Months Ended:
                        October 31,    October 31,    October 31,    October 31,
                           2003           2002            2003          2002
(000's $)

Sales                     $76,195        $71,720        $20,515        $17,918

Income from Operations     $6,659         $9,113         $1,401         $1,735

Net Income                 $1,353         $2,509           $193           $277
Add Back:
Interest                   $4,413         $4,553         $1,125           $984
Taxes                        $851         $1,751            $71           $263
Depreciation               $5,074         $4,398         $1,338         $1,188
Amortization                 $186           $232            $60            $58
*EBITDA                   $11,877        $13,443         $2,787         $2,770

Basic Net Earnings
 (Loss) per Share           $0.06          $0.12          $0.01          $0.01
Diluted Net Earnings
 (Loss) per Share           $0.06          $0.11          $0.01          $0.01

Basic Wgt. Avg.
 Shares Out. (000's)       21,282         21,092         21,311         21,107
Diluted Wgt Avg.
 Shares Out. (000's)       21,765         22,035         21,713         22,051

* Earnings Before Interest, Taxes, Depreciation and Amortization

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             01/23/2004
    /CONTACT: Tim Fallon, CEO, +1-802-728-3600, or Peter Baker, President, +1-860-945-0661, or Eugene Malone, Corporate Investors Network, +1-888-377-9777, all of Vermont Pure Holdings, Ltd. /
    /First Call Analyst: /
    /FCMN Contact: bmacdonald@vermontpure.com /
    /Web site:  http://www.vermontpure.com/
    (VPS)

CO:  Vermont Pure Holdings, Ltd.
ST:  Vermont
IN:  REA FOD
SU:  CCA ERN